Financial Institutions, Inc. Announces 3.4% Increase in Common Stock Dividend

13thConsecutive Annual Increase

WARSAW, N.Y. – February 17, 2022 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC, Courier Capital, LLC and HNP Capital, LLC, announced today that its Board of Directors has approved a quarterly cash dividend of $0.30 per outstanding common share, an increase of $0.01 or 3.4% from the most recent quarter.

“Our Board’s confidence in the Company’s strategy and earnings potential support this increase,” said President and Chief Executive Officer Martin K. Birmingham. “Today’s announcement represents our 13th consecutive annual dividend increase and demonstrates a strong commitment to shareholder return.”

The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock. All dividends are payable April 3, 2023, to shareholders of record on March 16, 2023.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $5.8 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC and HNP Capital, LLC offer customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at www.five-starbank.com and www.FISI-Investors.com.

For additional information contact:

Pamela A. Kennard

Investor Relations Analyst

(585) 584-1549